EXHIBIT 4.12

Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.

PRELIMINARY

AGREEMENT

PA

Between

WAVECOM S.A.

AND

SOLECTRON CORPORATION

REF. WM LGL SLR AGR 004 Level 001

PRELIMINARY

AGREEMENT

THIS PRELIMINARY AGREEMENT (“this Agreement” or “PA” or “the present Agreement” or “this Preliminary Agreement”) is made effective as of the last date of signature (hereinafter referred to as the “Effective Date”).

BETWEEN

WAVECOM S.A., a company duly incorporated in France and having its principal office at Immeuble BDS I, 3 Esplanade du Foncet, 92442 Issy-les-Moulineaux Cedex France, (hereinafter called “WAVECOM”), on its behalf and on behalf of its Subsidiaries

Represented by	in his capacity as CEO,

of the One Part

AND

SOLECTRON CORPORATION, a Delaware corporation duly incorporated in the United States of America and having its principal office at 847 Gibraltar Drive, Milpitas, CA 95035 (hereinafter called “SOLECTRON”), on its behalf and on behalf of its Subsidiaries

Represented by	in his capacity as	,

of the Other Part

SOLECTRON and WAVECOM shall hereinafter be referred to individually as “Party” and collectively as “Parties”.

RECITALS

WHEREAS WAVECOM designs, develops and sells modules for wireless communications and other products and services.

WHEREAS SOLECTRON has developed expertise in manufacturing, repair processes and any related services in order to manufacture products for many different electronic applications and is able to manufacture the Products (defined below) and support WAVECOM in different locations in the world.

WHEREAS on March 3rd, 2004, SOLECTRON and WAVECOM have entered into the Amendment 5 to the Amendment 4 of March 3 rd, 2003 (hereinafter referred to as the “Amendment 5”) and effective as of January 15, 2004, which set forth that the Parties agree on the continuation in force of the “Contrat de fabrication et de services associés numéro C0065” entered into by the Parties on June 17, 1999 (“the Contract”) and various other documents entered into by the Parties pursuant to or in connection with the Contract including the WAVECOM’s Purchasing Conditions entered into by the Parties on November 29, 2002, the Development Agreement entered into between the Parties on February 2, 2004, the Tool Ownership Confirmation entered into by the Parties on August 30, 2001 and the Amendment 4 to the Amendment 3 of January 20, 2003 entered into by the Parties on March 03, 2003 (collectively referred to as “the Previous Agreements”).

WHEREAS on November 26th, 2003, SOLECTRON and WAVECOM entered into the Letter of Intent (hereinafter referred to as the “LOI”) which reflects the common intention of the Parties of negotiating in good faith and entering into Definitive Agreements which shall supersede the Previous Agreements and the Amendment 5.

WHEREAS WAVECOM wishes to appoint SOLECTRON to perform the Manufacturing and provide the Services pursuant to the terms of this Agreement and the Definitive Agreements.

WHEREAS it is of paramount importance to WAVECOM that the Manufacturing and the Services be performed without any interruption

WHEREAS SOLECTRON and WAVECOM intend that the Definitive Agreements shall, amongst other topics, provide that SOLECTRON will perform worldwide manufacturing, repair, new product introduction, design, testing, analysis, delivery and WAVECOM’s customer support services related to Products.

WHEREAS, in addition to the above, the Parties recognize that the situation between them has significantly changed by the extension of the overall role given by WAVECOM to SOLECTRON which role covers the Manufacturing and the Services (both defined below).

[...]

[...]

WHEREAS, before agreeing on the terms and conditions of the Definitive Agreements, the Parties agree that it is necessary to execute this Preliminary Agreement to insure the transition between (a) the Previous Agreements and Amendment 5 and (b) the Definitive Agreements.

The terms and conditions of this Agreement are intended by SOLECTRON and WAVECOM to operate as a basic set of operating conditions regarding their business relationship.

NOW THEREFORE, the Parties hereto agree as follows:

0 DEFINITIONS

0.1	In this Agreement, unless the context otherwise requires the following words shall have the following meanings:-

“Bonepile”	[...]

“Best in Class Approach”	shall mean the efforts applied by one Party to perform its obligations under this Agreement for which it is expressly required to use such “Best in Class Approach”. [...]

“Components”

shall mean the components and/or materials of the Products to be used in the Manufacturing and the Services processes of the Products specified in the applicable Definitive Agreements and purchased by SOLECTRON in accordance with WAVECOM’s Purchasing Conditions (referred to above in the recitals),

“Confidential Information”

shall mean without limitation, any information of a technical, economic, financial or business nature and shall include among others the demand plan, the UPL, the Open Book Approach. Confidential Information disclosed in written or other tangible form

Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.	3

shall be prominently marked or stamped as “Confidential Information” or the like at the time of disclosure; Any Confidential Information disclosed orally or visually, shall be identified as such prior to disclosure and summarized in writing by the discloser to recipient within thirty (30) days of the disclosure. In case of disagreement regarding said summary, the recipient shall make any objections in writing within thirty (30) days of receipt of the written summary. Confidential Information shall also include to any information that would be considered by law to be confidential whether or not it is marked as confidential or is recorded in minutes.

“Definitive Agreements”	shall mean the agreements the Parties intend to negotiate in good faith during the Negotiating Period and which shall govern the Manufacturing and the Services,

“Disaster”

shall mean any unusual event, which is defined as such in the Disaster Recovery Plan (defined in section 2.3 below), including Force Majeure, which prevents SOLECTRON and/or WAVECOM from applying standard day-to-day methods to perform the Manufacturing or Services as per the terms of the Agreement and the Definitive Agreements

“Epidemic Failure”	[...]

“Equipment/Tools”	shall mean the hardware and software manufacturing tools and functional test equipment owned by WAVECOM and specified in Schedule 5,

“Exit Management Plan”

shall mean the mutually agreed process referred to in section 6.2.2 v) through which the Manufacturing and the Services shall be transferred back to WAVECOM or to any third party designated by WAVECOM,

“Facilities”	shall mean SOLECTRON’s physical plants, sites or premises where WAVECOM authorizes SOLECTRON to perform the Manufacturing and Services as defined in Schedule 4,

“Force Majeure”	shall have the meaning set out in section 8,

“Know How”

shall mean any and all technical, industrial and engineering information, knowledge and experience known by a Party before and during the term of this Agreement represented in any document, method, process, design, design technology, machinery, instrument or other equipment used or owned by such Party,

“Landed Cost”	shall mean the aggregate total cost consisting of the net purchasing price, inbound freight and customs duties of a Component, exclusive of VAT

“Intellectual Property Rights”

shall mean any intellectual property rights, including, without limitation, copyright, patents, design rights, trade secrets and trade marks whether registered or unregistered including applications therefore existing now or in the future anywhere in the world,

Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.	4

“Manufacturing”

shall mean any and all of the operations that are required to manufacture the Product based on Components, starting from the ordering of Components and ending with the delivery of Products to WAVECOM and/or WAVECOM customers, all in accordance with this Agreement and the applicable Previous Agreement and Amendment 5 during the Negotiating Period and then with the Definitive Agreements when signed as per the terms of section 3 of this Agreement,

“Negotiating Period”

shall mean the time period during which SOLECTRON and WAVECOM will negotiate in good faith the Definitive Agreements which shall state the terms and conditions of the provision by SOLECTRON of worldwide Manufacturing and Services for the Products from the Effective Date until [...] or the date on which the Parties enter into all the Definitive Agreements, whichever is the latest,

“Open Book Approach”	[...]

“Products”

shall mean all products designed and developed by WAVECOM defined in Schedule 1 which are manufactured, refurbished, serviced and supplied by SOLECTRON to WAVECOM in accordance with this Agreement and, for the avoidance of doubt, Schedule 1 may be amended by WAVECOM in writing from time to time upon SOLECTRON’s agreement in writing,

“Semi Finished Products”	shall mean the buffer stock of Products to be used to replace the non repairable field returned Products in the context of the repair centre activities,

“Services”

shall mean any and all of but not limited to the operations required to provide WAVECOM with repair services, new products introduction services, WAVECOM customer support services, logistics services, design services, failure analysis services related to the Products together with any other services referred to in section 1.1, all in accordance with the present Agreement and the Definitive Agreements,

“Specifications”

shall mean any Wavecom information accepted in writing by Solectron, irrespective of the media containing the information, including but not limited to instructions, processes, procedures and specifications, relating to the Manufacturing and Services as further identified in Schedule 2A , in respect of each Product,

“Subsidiaries”	shall mean any entity controlled by one Party, i.e. majority by more than 50% of equity interest or in which the controlling Party has the right to elect a majority of directors,

“UPL”	[...]

Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.	5

0.2

References to sections and Schedules are references to sections in and Schedules of this Agreement. The Schedules and any documents annexed thereto form part of this Agreement and shall have effect as if set out in full in the body of this Agreement and any references to this Agreement includes Schedules.

0.3	Unless the context otherwise requires a reference in this Agreement to any gender includes all genders and the singular includes the plural and vice versa.
0.4

Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1	OBJECT AND SCOPE OF THIS AGREEMENT

1.1     WAVECOM hereby appoints SOLECTRON to perform the Manufacturing and provide the Services pursuant to the terms of this Agreement and the Definitive Agreements and SOLECTRON accepts such appointment and shall perform the Manufacturing and provide the Services to WAVECOM with effect from the Effective Date and for the duration of this Agreement and the Definitive Agreements in accordance with the provisions of this Agreement and the Definitive Agreements. The Parties shall agree on the matters specifically related to the Manufacturing and the Services listed in this sub-section 1.1 by the Definitive Agreements. SOLECTRON agrees that, in the furtherance of such appointment, SOLECTRON shall be fully responsible for the following Manufacturing and Services according to the Agreement and the Definitive Agreement:

1.1.1	Manufacturing of the Products
1.1.2	Procuring the Components necessary for the Manufacturing
1.1.3	New Product introduction services
1.1.4	Collaboration and assistance in the design of the Products
1.1.5	Product repair services
1.1.6	Logistics support of WAVECOM activity

1.2     SOLECTRON will not act independently of WAVECOM or make any direct contact with customers in the course of providing the Services (including customer support services) without the prior written approval of WAVECOM.

1.3     In the event of a conflict between the provisions of this Agreement and any of the Previous Agreements and Amendment 5, the order of precedence is as follows:

1 This Agreement

2 The Amendment 5

3 The Previous Agreements

1.4      WAVECOM and SOLECTRON hereby agree to extend the period during which the Parties agree on the continuation in force of the Previous Agreements and the Amendment 5 for the Negotiating Period and the Previous Agreements and the Amendment 5 shall remain in force during such Negotiating Period i.e, until the Effective Date of all the Definitive Agreements.

2	SOLECTRON’S OBLIGATIONS
2.1	Skill and Care

SOLECTRON shall perform the Manufacturing and provide the Services with the highest degree of skill and care and in accordance with the best practices prevailing in the industry. SOLECTRON acknowledges that WAVECOM strongly relies on such degree of skill and care in the performance of the Manufacturing and the Services.

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2.2	On time deliveries

SOLECTRON shall deliver all Services and Products in accordance with SOLECTRON’s committed delivery date.

In the event that SOLECTRON is aware that the committed delivery date is at risk or may not achieved for any reason solely attributable to SOLECTRON, SOLECTRON shall apply a Best in Class Approach at SOLECTRON’s cost to deploy accelerated measures in order to minimize the lateness of deliveries taking into account WAVECOM’s or WAVECOM’s customer requirements including but not limited to, incurring premium expediting fees and labor overtime as appropriate. In the event that SOLECTRON is aware that a committed delivery date is at risk or will not be achieved for any reason, except as stated above, SOLECTRON shall apply a Best in Class Approach to driving resolution of any issues, applying no less than a standard as if it were providing the Services and the Products on its own account. If, as a result of the forgoing, extra costs are incurred, the Parties will agree how to apportion the costs, whereby delays are caused by, or solely attributable to WAVECOM, a WAVECOM-approved Component supplier, or where the delay could have been prevented by WAVECOM, or such cause is or was solely under the control of WAVECOM, any costs associated with meeting the delivery date incurred by SOLECTRON shall be borne by WAVECOM.

SOLECTRON shall promptly notify WAVECOM in writing if it anticipates that it may suffer any delay and/or if it does suffer any delay together with the reasons for such delay and for how long SOLECTRON anticipates such delay will continue.

[...]

2.3	Disaster Recovery Plan

As part of the Manufacturing and the Services, the Parties will mutually agree on the WAVECOM Disaster recovery plan (“Disaster Recovery Plan”) to be provided by SOLECTRON and attached as an amendment to the generic Disaster recovery plan defined in Schedule 6 and SOLECTRON will implement such plan in the event of the occurrence of a Disaster and, for the avoidance of doubt, until the Disaster Recovery Plan has been agreed by the Parties as aforesaid, the Parties shall comply with the generic plan defined in Schedule 6. In case of any event contemplated in the Disaster Recovery Plan threatening to affect such continuity, SOLECTRON shall ensure such continuity through the Disaster Recovery Plan. Such Disaster Recovery Plan shall set out (i) all the procedures to be adopted by SOLECTRON in the event of any threatened or effective discontinuation or default or interruption or disruption or unavailability in the Manufacturing and the Services caused by a Disaster and, (ii) the procedures to be taken by SOLECTRON in anticipating a Disaster, preventing part or all of its adverse effects on the Manufacturing and the Services, planning and implementing the necessary workaround or recovery actions. SOLECTRON shall comply at all times with the relevant provisions of the Disaster Recovery Plan and it shall update and upgrade the Disaster Recovery Plan to adapt to new circumstances or to the evolution of the Manufacturing and the Services provided that all such updates and upgrades shall be agreed in writing with WAVECOM.

2.4	SOLECTRON’s personnel engaged in the provision of the Manufacturing and the Services

In the provision of the Manufacturing and the Services, SOLECTRON shall use personnel who possess a degree of skill and experience which is appropriate to the tasks to which they are allotted and the performance and service levels which they are required to achieve and who shall perform those tasks in a workmanlike and professional manner.

2.4.1	WAVECOM’s dedicated teams

SOLECTRON will allocate to WAVECOM a dedicated team composed of the necessary resources needed to both perform the Manufacturing and the Services and to handle any related project. [...] According to SOLECTRON’s standard practices, the teams organization charts will be disclosed to

Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.	7

WAVECOM, and the teams will be led by the designated Programme Managers (PMs). The Programme Managers are in charge of management and coordination of all the sections including without limitation Manufacturing, quality, logistics, planning, procurement, accounting. SOLECTRON shall designate a backup for any teams members.

2.4.2	SOLECTRON’s dedicated team

WAVECOM will set up a dedicated team (“CM Team”) to handle the day-to-day WAVECOM/SOLECTRON relationship relating to without limitation, the performance, the price, the exchange of any information relating to the Manufacturing and the Services. WAVECOM will promptly inform SOLECTRON of changes in CM Team and provide organization chart to SOLECTRON. WAVECOM shall designate a backup for any teams members.

2.4.3	Responsibility Matrix

The name and contact information of WAVECOM teams and SOLECTRON teams will be defined in the Responsibility matrix initially set forth in Schedule 12 and periodically revised in writing by agreement between the Parties.

2.5	No inconsistent restriction, no competition, no conflict of interest

The Parties represent and warrant to each other that they will act in good faith in the performance of their obligations herein and shall not act or contract such as to deliberately harm the others’ legitimate business interests, image and each shall hold the other harmless against any immoral or illegal act such as bribery, tax evasion, money laundry, hiring of children committed by it or its employees.

In particular, SOLECTRON acknowledges that it is of paramount importance to WAVECOM that SOLECTRON in the execution of the Manufacturing and the Services which is the subject of this Agreement and the Definitive Agreements does not compete with WAVECOM for SOLECTRON’s own account and is therefore not in a position of potential or actual direct conflict of interest; and for avoidance of doubt, this limitation shall not preclude SOLECTRON from performing any manufacturing, or providing any services, directly or indirectly to, any third party whose products are in any way similar or equivalent to those of WAVECOM, and/or from working with, in any capacity, customers who are part of the telecommunications industry, in whatever locality, region, or country of the world; and that so long as SOLECTRON itself does not independently enter the telecommunications industry marketplace as an separate and distinct telecommunications supplier and provider, SOLECTRON shall not be breach of the obligations set forth in this section.

Both Parties acknowledge that, subject to the preceding paragraphs in this section 2.5 and the final sentence of this paragraph, SOLECTRON may perform similar services to those performed hereunder for WAVECOM’s competitors. However, SOLECTRON has already encountered and is experienced in the management of such situations. SOLECTRON has established and implements very strict confidentiality and security procedures to ensure an effective segregation of the activities performed by SOLECTRON for WAVECOM from the activities otherwise performed and SOLECTRON will comply in all respects with such procedures, Schedule 12 and sections 2.6 and 7 in connection with all such activities.

2.6	Access to Facilities

WAVECOM shall have the right, by itself or through its appointed representative who shall be made subject by WAVECOM to obligations of confidentiality as per the terms of section 13.3 of the Contract, at any time during regular business hours and after reasonable notice to SOLECTRON, to inspect the Facilities to audit the quality assurance systems for the control of the Components quality, processing, assembly, testing, packaging, traceability processes and delivery, and compliance with the terms and conditions of this Agreement, in order to assure compliance with the Specifications, quality requirements, planning and other terms and conditions of this Agreement as well as other standard industry practices and procedures and especially Health and Safety, environmental and security rules. In addition SOLECTRON will give WAVECOM an equivalent level of access to Facilities,

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information or documentation relating to the Manufacturing and the Services under this Agreement, in accordance with the mutually agreed Open Book Approach.

WAVECOM’s customers and insurers shall be permitted to inspect the Facilities at any time with three working (3) days written (email acceptable) notice from WAVECOM to SOLECTRON. In case WAVECOM’s customer is a competitor of SOLECTRON which manufactures products or provides services which are in competition with the products manufactured by and the services provided by SOLECTRON, SOLECTRON reserves a right to reasonably determine whether the access is permitted and if so, the level of access of the Facilities to such customer, in consultation with WAVECOM.

In addition, the Parties hereby agree that any other third parties designated by WAVECOM will access SOLECTRON’s Facilities to the level authorized by SOLECTRON, upon SOLECTRON’s written approval, which shall not be unreasonably withheld.

The rights and obligations set forth in this section 2.6 shall be subject to SOLECTRON’s obligation to protect its other customers including but not limited to SOLECTRON’s right to restrict or deny access to data and Facilities to the extent that they are used for SOLECTRON’s other customers. SOLECTRON shall also protect the Products and any information related to the Manufacturing and the Services including any Confidential Information, from SOLECTRON’s other customers by using similar restrictions.

[...]

2.7	Steering committee and other management meetings

In order to benefit and strengthen the quality of the Products, flexibility conditions, global competitiveness, and the Manufacturing and the Services, the Parties agree that they shall meet periodically at a time and frequency and place to be mutually agreed upon. All such discussions and exchanges of information aim at facilitating effective performance of all agreements as then in existence between the Parties, and do not aim at limiting or hindering any Parties’ freedom of activity beyond the scope of those agreements.

A steering committee shall be dedicated to that effect. The Parties shall appoint equal numbers of managers for WAVECOM and SOLECTRON. The steering committee shall also discuss the following topics:

SOLECTRON rating as defined in Schedule 8
Any dispute between the Parties concerning the performance of all agreements as then in existence between the Parties

The initial managers for WAVECOM shall be:

[...]

The initial managers for SOLECTRON shall be:

[...]

The steering committee may designate independent third party(ies) having expertise in the field under discussion provided that the members of the steering committee all agree to the participation of such said party(ies) and that such third party(ies) shall not have decision-making powers but shall only act in a consultative capacity and are bound by confidentiality undertakings comparable to those binding SOLECTRON and WAVECOM personnel in section 13.3 of the Contract.

☐	Bi-annual Meetings

Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.	9

The Parties agree to hold bi-annual meetings to discuss business and strategy and review common corporate initiatives.

☐	Quarterly Operations review

The Parties agree to hold quarterly business reviews for project reviews and reviewing the progress of the mutually agreed improvement plans.

☐	Operational meetings

The Parties agree to hold monthly meetings to review past performance and set up the appropriate improvement plan.

All the meetings referred to above shall be held at times and places mutually agreed upon.

2.8	Data collection

The Parties acknowledge that the exchange of relevant information relating to the Manufacturing and Services in accordance with the Open Book Approach are the fundamental elements in the success for providing excellent support to WAVECOM’s customers and improving quality of the Manufacturing and the Services. SOLECTRON will give upon WAVECOM’s request, access to all relevant information and data including, those in relation to the supply of Components, Component traceability (where applicable), deliveries, processes, quality requirements, supply chain process and inventory issues, failure analysis (where applicable), repair statistics, reliability test results (where applicable) in compliance with a non exhaustive list of reports which is provided in Schedule 11. SOLECTRON will provide WAVECOM with such reports in the mutually agreed format and at the frequency defined in Schedule 11 to continuously improve the design, the Manufacturing and the Services of the Products and feed the warranty management database.

2.9	Complying with all regulations, laws

The Parties understand and acknowledge that each of them may be subject to regulations by governmental agencies, which prohibit export or diversion of certain products and technology to certain countries and that the performance of Manufacturing and Services requires for SOLECTRON to be granted specific business licenses.

SOLECTRON shall at its own costs apply a Best in Class Approach to obtain and maintain all licenses, permits and authorizations necessary for it to perform its obligations hereunder and in particular the required business licenses for trading in Asia throughout the term of this Agreement and the Definitive Agreements. In the event that SOLECTRON is unable to obtain such business licenses in a timely manner and to maintain them, this will constitute a material breach of the Agreement and the Definitive Agreements.

Any and all obligations of WAVECOM to provide WAVECOM’s Intellectual Property Rights, technical assistance, Tools/Equipment, Know-How or any other matters irrespective of any media in which any of the foregoing is contained shall be subject in all respects to any such regulations by governmental agencies and other such laws and regulations. SOLECTRON agrees at reasonable cost to co-operate with WAVECOM including in providing required documentation in order to obtain all necessary licenses, permits or authorizations in respect thereof or exemptions there from.

SOLECTRON shall be responsible for (i) the import of Components into the country where the Products shall be manufactured or serviced, the import of without limitation materials, the Bonepile, the Equipment/Tools, the Semi Finished Products and repaired Products and shall ensure that the applicable customs and duties procedures, laws and regulations are respected in the concerned country and (ii) paying all federal, foreign, state and local sales, use, excise and other taxes, all delivery, shipping, and transportation charges and all foreign agent or brokerage fees, document fees, customs’ charges and duties. SOLECTRON’s provision of the services listed in this paragraph is subject to SOLECTRON making full recovery from WAVECOM through the Product or other pricing in so doing, except as otherwise stated in the LOI, provided that, before relying on this sentence as a reason to not provide such services, SOLECTRON must first have notified WAVECOM of its belief that it

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has not made full recovery as aforesaid and provided reasonable evidence in support thereof which is accepted by WAVECOM (and WAVECOM agrees to not unreasonably withhold its acceptance). SOLECTRON apply Best in Class Approach to minimize the value of taxes and fees that fall due during such activities.

SOLECTRON shall comply with any and all regulation, customs and duties procedures and, laws to which SOLECTRON is subject to.

WAVECOM undertakes to inform SOLECTRON in writing whether WAVECOM and/or the Products and/or any and all technology used and incorporated by WAVECOM in the Products (other than the Components) are subject to U.S. export controls that according to the regulations by agencies of the U.S government (including the U.S Department of Commerce), are under export or diversion prohibition and the names of countries under export or diversion prohibition as well as persons listed in any denied persons list which are applicable thereto. Should WAVECOM fail to inform SOLECTRON thereof, SOLECTRON shall not be liable for any damage caused to WAVECOM or its customer as a result of SOLECTRON’S non-compliance of such U.S. export control regulations and WAVECOM undertakes to indemnify and hold harmless SOLECTRON for any and all damages caused to SOLECTRON as a result of WAVECOM’s failure to inform SOLECTRON of the applicable U.S. export control regulations as aforesaid provided that in respect of any claims for such damages:

(i)	SOLECTRON shall notify WAVECOM thereof in writing promptly and in any event within 7 days of becoming aware of any such claim;
(ii)

WAVECOM shall have the sole right of conduct and settlement of any such claim and shall not be responsible or liable for any settlements made by SOLECTRON in respect thereof without WAVECOM’s prior written consent; and

(iii)

SOLECTRON shall provide WAVECOM with such information, assistance and authority in respect thereof which WAVECOM may request and any costs reasonably incurred by SOLECTRON in the course of doing so shall be met by WAVECOM.

3	NEGOTIATION OF THE AGREEMENTS

The Parties hereby agree to negotiate and enter into the Definitive Agreements that shall govern the terms and conditions of the Manufacturing and the Services and shall supersede this Agreement, the Previous Agreements and the Amendment 5 within the Negotiating Period. The Parties agree that the herein mutually agreed sections referenced as DEFINITIONS, 1, 2, 4.3 and 5 to 15 will be part of the Definitive Agreements.

4	PRODUCTS AND WARRANTIES
4.1	Products, Components and Specifications

The Products shall be manufactured by SOLECTRON in accordance with the agreed workmanship standards agreed and defined in the Specifications and in accordance with this Agreement. SOLECTRON shall purchase Components on behalf of WAVECOM from such Component suppliers as WAVECOM directs or approves from time to time in writing in accordance with WAVECOM’s Purchasing Conditions (referred to above in the recitals), and the UPL or as otherwise agreed between the Parties in writing. When necessary Schedule 7 shall specify the location as well as the method for viewing and receiving any and all information provided as a part of the Specifications that cannot be physically attached to this Agreement (such as information/data in electronic form).

4.2.	License Know How and Intellectual Property Rights

WAVECOM will provide SOLECTRON with any WAVECOM specific Know How and Intellectual Property Rights that are required for the performance by SOLECTRON of the Manufacturing and the Services.

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4.2.1 All data, information, techniques, methodologies, materials, media, ideas, inventions, software in any format, documentation including any patents, patent rights, copyrights, mask work rights, trade secret rights, and other Intellectual Property Rights and Know How in the areas of, but not limited to, Product, Component, Confidential Information, Tools and Equipment, refurbishment and Manufacturing processes, Specifications, any other material and information, which,

(i) exist at the Effective Date hereof, or
(ii) is created after the Effective Date hereof but independently of the performance by its creator of its obligations under this Agreement, the Definitive Agreements or the Development Agreement , or
(iii) is created by SOLECTRON during or resulting from the performance by SOLECTRON of the Manufacturing and the Services and is not specific to WAVECOM and is not of unique application to WAVECOM,

shall remain the property of the Party which creates it (hereinafter respectively “the SOLECTRON Retained Matters” or “the WAVECOM Retained Matters” as the case may be and collectively “Retained Matters”) and no license or right in them is granted to the other save as provided hereunder.

Except for the licensing rights granted hereunder, each Party’s Retained Matters shall at all times remain that Party’s property and any title, right and interest vested in such Retained Matters shall remain vested with the respective Party.

The Parties agree that any inventions, creations, modifications, enhancements, improvements or developments made or conceived during the term of the present Agreement and any Definitive Agreements (“Invention”) expressly requested by WAVECOM and any related development (“WAVECOM Specific Matters”) will be performed according to the terms of the Development Agreement entered into between the Parties on February 2, 2004 and its appropriate statements of work.

The Parties agree that all rights in any Invention made or conceived by SOLECTRON, either solely or with the assistance or resources of WAVECOM, which may be at either Party’s initiative but not covered by the Development Agreement and which is either specific to WAVECOM or of unique application to WAVECOM or related to WAVECOM Retained Matters (“WAVECOM Specific Matters”), shall be assigned by SOLECTRON to WAVECOM subject to WAVECOM and SOLECTRON agreeing, on a case-by-case basis, the price due by WAVECOM to SOLECTRON for the development costs paid by SOLECTRON.

The Parties agree that any Invention made or conceived solely by WAVECOM (“WAVECOM Specific Matters”), shall belong to, and be the sole property of WAVECOM.

4.2.2 All Retained Matters shall be subject to the Open Book Approach provisions.

4.2.3 SOLECTRON hereby:

(i)

grants to WAVECOM a, perpetual, royalty free, worldwide, non-exclusive right and license to use those SOLECTRON Retained Matters that are reasonably required by WAVECOM in the performance of and limited to the Manufacturing and the Services as per the Agreement and the Definitive Agreements

(ii)

The license granted herein by SOLECTRON to WAVECOM shall include a right for WAVECOM to sublicense on a non-transferable, perpetual, non-assignable, worldwide and royalty free basis such SOLECTRON Retained Matters to any end users of the Manufacturing and Services.

4.2.4 WAVECOM hereby grants to SOLECTRON a non-transferable, non-assignable, royalty-free, non exclusive right and license co extensive in term with and terminable upon the end of the duration of this Agreement and the Definitive Agreement to use the all Intellectual Property and Know How including WAVECOM Retained Matters, WAVECOM Specific Matters belonging to WAVECOM

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which are disclosed to SOLECTRON pursuant to this Agreement solely for the purpose of the performance by SOLECTRON of its obligations under this Agreement and the Definitive Agreement. SOLECTRON shall not be entitled to sublicense any WAVECOM Retained Matters, WAVECOM Specific Matters to any third party without WAVECOM’s prior written agreement.

4.2.5 Infringement

4.2.5.1 With respect to any claim or action brought against either Party to the extent it is based on a claim that the other Party (“Infringing Party”) had actual knowledge that the Infringing Party’s Retained Matters provided within the scope of this Agreement and the Definitive Agreements infringe or violate any patent, copyright, trademark, trade secret or other proprietary right of a third party, the Infringing Party shall defend and indemnify the other Party from and against actual damages, costs and fees reasonably incurred (including reasonable attorneys’ fees) that are attributable to such claim or action and which are assessed against the other Party up to an amount defined in section 9.

4.2.5.2 The other party shall provide the Infringing Party with: (i) prompt written notification of the claim or action; (ii) and all available information, assistance and authority to enable the Infringing Party to provide the defense, at its own expense, of any such claim or action.

4.2.5.3 In addition if either Party’s Retained Matters become the subject of an infringement claim or action, the Infringing Party shall (a) procure the right to continue using any part of their Retained Matters , (b) modify their Retained Matters to make it non-infringing, (c) provide to the other Party at no additional charge, a commercially reasonable amount of services to assist the other in attempting to work-around the claimed infringement

4.2.5.4 Neither Party shall have any liability under this Section 4.2.5 for any claim or action where: (i) such claim or action would have been avoided but for modifications of the a Party’s Retained Matters or portions thereof, made after delivery to the other Party and not agreed by the delivering Party; or (ii) such claim or action would have been avoided but for the combination or use of the a Party’s Retained Matters or portions thereof, with other products, processes or materials not intended to be combined with this Party’s Retained Matters.

4.3 Warranties and Indemnity

4.3.1 Warranty of the Products

In accordance with the Contract SOLECTRON warrants for a period of [...] from the date of delivery and, subject to SOLECTRON recovering the additional cost of providing a warranty in excess of such [...] period, SOLECTRON warrants for a period of [...] from the date of delivery of the Products, that:

(i) The Products will conform to the workmanship standards agreed and defined in the appropriate Specifications; components purchased by SOLECTRON according to its own terms and conditions will be of good material and SOLECTRON shall not induce latent defects in the Components and the components by the application of non industry standard manufacturing techniques

(ii) the Products will be manufactured using Components stipulated by WAVECOM in the UPL except otherwise agreed between the Parties;

(iii) The Products will be delivered new and unused, and free and clear of all liens and encumbrances.

SOLECTRON shall recover the cost of providing the aforementioned [...] warranty within the prices quoted to WAVECOM. The additional price for providing the [...] warranty will be included in the notes of SOLECTRON’s quotations and SOLECTRON will offer WAVECOM the [...] warranty if such additional price is paid for the Products.

4.3.2 Warranty of the refurbished and repaired Products

For Products not covered in the section 4.3.1 above, and for which WAVECOM requests and SOLECTRON agrees to repair or refurbish (which agreement SOLECTRON shall not unreasonably

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withheld), SOLECTRON warrants for a period of [...] from the date of completion of the refurbishment or repair processes for such Products that:

(i)	The refurbished or repaired Products will pass the agreed tests and the visual inspection criteria in accordance with the mutually agreed refurbishment or repair specification; and
(ii)	with respect to the part of the Product refurbished or repaired by SOLECTRON the workmanship would be the same as for new Products in accordance with section 4.3.1(i); and
(iii)	the refurbished or repaired Product will be free of defects demonstrably arising as a result of the repair or refurbishment carried out by SOLECTRON
(iv)	the refurbished or repaired Product will be free of the defects which previously existed in the Product which were the reason for the refurbishment or repair being carried out

Notwithstanding the warranty contained in this section 4.3.2, any Product warranty obligations under section 4.3.1 will remain.

4.3.3 Warranty of the other services

The Parties hereby agree to negotiate in good faith warranty conditions for any additional services to be performed by SOLECTRON in accordance with this Agreement and the Definitive Agreements.

4.3.4 The warranty set forth in section 4.3.1 and 4.3.2 above shall not apply if:

(i)

Adjustment, repair or part replacement is required because of accident, unusual physical or electrical stress not provided for in the Specifications or applicable quality requirements, neglect and misuse, normal wear and tear; and/or

(ii)	the Products have been repaired by personnel other than as employed or agreed by SOLECTRON ; and/or
(iii)	the defects are mainly due to the withdrawal by WAVECOM’s customer of the Product from WAVECOM customers’ applications
(iv)	the Products have been altered or had markings removed by personnel other than those employed by or agreed by SOLECTRON; and/or
(v)	SOLECTRON can demonstrate that a Product returned in accordance with Article 4.3.1 or 4.3.2 is not defective (no defect found); and/or
(vi)	the defect or failure is due to any power failure, surge, fire, flood, accident, action of a third party or other like event outside SOLECTRON’s reasonable control; and/or
(vii)	The defect or damage is attributable to faulty design of the Products or any part thereof that is the responsibility of WAVECOM.
(viii)	SOLECTRON offers no warranty for defects that are due to faulty Components [...]

WAVECOM agrees to pay such screening fee and other associated fees as have in each case been agreed between the Parties in writing in advance, including transportation, for Product returns under section 4.3.4.

[...]

4.3.5	[...]
4.3.6	[...]

4.3.7  EXCEPT FOR THE WARRANTIES EXPRESSLY DEFINED IN THIS SECTION SOLECTRON MAKES NO REPRESENTATIONS NOR GIVES ANY WARRANTIES EXPRESS, IMPLIED, STATUTORY OR ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE, INCLUDING WITHOUT LIMITATION

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THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR USE.

5	IMPLEMENTATION OF THE SERVICES ACTIVITIES

The Parties hereby agree to negotiate and enter into Services agreements within the Negotiating Period aimed at governing any new services activities performed by SOLECTRON for WAVECOM.

6	TERM AND TERMINATION
6.1	Term

This Agreement shall commence as of the Effective Date and shall remain in force until the end of the Negotiating Period, unless terminated earlier pursuant to section 6.2. The Parties agree that the Negotiating Period may be prolonged by mutual agreement in writing.

6.2	Termination

6.2.1 Either Party may terminate this Agreement forthwith by notice in writing to the other Party on the occurrence of any of the following events:

-	in accordance with section 8, section 10.1 and 10.2
-

if the other Party shall commit a breach of any provisions contained in this Agreement and - after receipt of a written notice specifying the breach or default – shall fail to remedy the breach within a period of thirty (30) days or fails to present to the other Party an acceptable action plan to remedy the breach, after the receipt of such notice or, in the event that such breach is incapable of remedy.

[...]

-

if the other Party shall enter into any liquidation (except for the purposes of a genuine amalgamation or reconstruction provided that the new company formed as part of such amalgamation or reconstruction agrees to be bound by this Agreement as if it was the other Party) or shall make any arrangement for the benefit of its creditors or shall have a receiver or manager over all or any of its undertaking or assets appointed, or shall suffer the appointment or the presentation of a petition for the appointment of an administrator or shall be deemed by virtue of applicable law to be unable to pay its debts, or anything which is equivalent to any of the foregoing occurs in respect of the other Party in any jurisdiction or if the other Party shall cease trading.

6.2.2. In case of expiry of this Agreement or termination of this Agreement for any reason other than the execution of the Definitive Agreements:

(i)	The purchase orders placed by SOLECTRON for Components will be transferred immediately to WAVECOM or its designated manufacturing partner;
ii)

All Components received by SOLECTRON shall be either directly repurchased by WAVECOM, or by another WAVECOM manufacturing partner at the Landed Cost, plus the then quoted agreed acquisition cost. To such effect, SOLECTRON shall provide WAVECOM with the cost calculation within five days from termination and WAVECOM will place corresponding orders within two (2) days after receipt of such calculation. The payment term will be fourteen (14) days net

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from date of SOLECTRON’s invoice that shall correspond to the delivery date. SOLECTRON shall be responsible, at WAVECOM’s cost, for all customs clearance and other related duties and will deliver to WAVECOM or WAVECOM’s designated manufacturing partner according to (FCA Budapest and/or Shanghai) within five (5) days from orders.

iii)

SOLECTRON shall return to WAVECOM in accordance with the Tools Ownership Confirmation, all Tools/Equipment borrowed by SOLECTRON or specific Tools/Equipment developed by SOLECTRON for WAVECOM and SOLECTRON shall also return to WAVECOM all WAVECOM’s Intellectual Property Rights and Know-How, without the possibility for SOLECTRON to exercise a retention right in respect thereof.

iv)

Furthermore, SOLECTRON commits to destroy or erase any and all copies it may have made of WAVECOM’s Intellectual Property Rights and Know-How and upon request, shall provide a certificate issued by its officers certifying that such copies have been destroyed or erased.

v)

SOLECTRON shall implement the Exit Management Plan without delay. The Exit Management Plan is the process through which the Manufacturing and the Services shall be transferred back to WAVECOM or to any third party designated by WAVECOM in an orderly and timely manner and without causing any discontinuation or default or interruption or disruption or unavailability in the Manufacturing and the Services. The Parties will mutually agree on an Exit Management Plan to be provided by SOLECTRON within two (2) months from the date of signature of this Agreement. SOLECTRON shall ensure that the Exit Management Plan will be implemented without delay and for a period of up to six (6) month from the expiry or termination (whatever the reason of such expiry or termination).

vi)

Sections 2.3 [disaster recovery plan], 2.8 [data collection], 2.9 [complying with all regulations and laws], 4.3 [warranty and indemnity], 6.2.2 and 6.2.3, 7 [confidentiality], 9 [liability and insurance], 10 [Payment terms and credit limit], 12 [Miscellaneous], 15 [governing law and arbitration] shall survive the expiry or termination of this Agreement.

vii)

The termination or expiry of this Agreement shall not affect any rights or liabilities of either Party which have accrued and are subsisting as at the date of termination or expiry and, except for any such rights of SOLECTRON which may have accrued and are subsisting as aforesaid, SOLECTRON shall have no rights under or in respect of this Agreement.

viii)	[...]
ix)	The Parties hereby agree that the Party in breach of the Agreement as defined in section 6.2.1 §2 will bear the transportation costs for the return of the Components and the Equipment/Tools.

6.2.3   Without prejudice to the generality of section 6.2.2, in the case of termination of this Agreement by WAVECOM pursuant to the final paragraph of section 6.2.1, SOLECTRON shall immediately deliver to WAVECOM all Products, Components, Bonepile, semi Finished Products and any other materials used by SOLECTRON in connection with the Manufacturing and Services which have been purchased or paid for by WAVECOM or which are otherwise owned by WAVECOM pursuant to this Agreement and all Equipment/Tools and, if SOLECTRON fails to do so immediately, WAVECOM shall be entitled to enter onto the Facilities or any other premises of SOLECTRON or

Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.	16

any third parties where such matters are located and repossess them and, where they are located at promises of any third party, SOLECTRON shall procure from such third party the right for WAVECOM to do so.

7	CONFIDENTIALITY

The Parties, at all times during the term of this Agreement and for a period of five (5) years after its termination, shall keep all terms and information under this Agreement and all Confidential Information belonging to the other Party confidential and not use them for any purpose other than for the performance of their obligations under this Agreement.

Furthermore, each Party commits to return all Confidential Information received from one another and to destroy or erase any and all copies it may have made thereof, within thirty (30) days of (i) a simple request or (ii) termination or expiration of this Agreement. Upon request, the other Party shall provide a written certificate issued by its officers certifying that such Confidential Information and copies have been destroyed or erase.

8	FORCE MAJEURE

Neither Party will be liable for any delay in performing or for failing to perform obligations resulting from acts of God; inclement weather; fire; explosions; floods; accidents; riots or civil disturbances; acts of government; inability to obtain any necessary license or consent; delays by suppliers or material shortages or from any cause whatsoever beyond its reasonable control (collectively “Force Majeure”) provided it gives written notice thereof to the other Party within seven (7) days of such circumstances arising and applies a Best in Class Approach to avoid and alleviate the effects of such Force Majeure and any such delays by the Party affected thereby do not continue for more than two (2) months, failing which the other Party shall have the right to terminate this Agreement on written notice to the other Party, with immediate effect.

9	LIABILITY AND INSURANCE

9.1 The Parties shall inform each other forthwith if either of them becomes aware of any claim, suit, action or demand asserted against either or both of them arising from this Agreement or any of the Definitive Agreements.

9.2 Subject to 9.2.2 and 9.2.3, if either Party suffers a damage that is attributable directly to the other Party under this Agreement or any of the Definitive Agreements, the latter Party shall indemnify the Party suffering from the damage. For the avoidance of doubt, such indemnification shall also cover a third party claim attributable directly to the indemnifying Party’s breach of this Agreement or any of the Definitive Agreements subject to the indemnifying Party having been promptly notified in writing by the indemnified Party of the claim of the third party and subject also to the indemnifying Party having sole control of the defense/settlement of the claim with the reasonable assistance of the indemnified Party.

9.2.2. Each Party (the “Defending Party”) shall defend and hold harmless the other Party from any claims by a third party of infringement of Intellectual Property Rights resulting from the acts of the Defending Party pursuant to this Agreement, provided that the other Party (i) gives the Defending Party prompt notice (in all cases within 10 days of being aware of such claim) of any such claims, (ii) renders reasonable assistance to the Defending Party thereon, and (iii) permits the Defending Party to direct the defense of the settlement of such claims.

9.2.3 Solectron shall defend and hold harmless Wavecom from any product liability claims by a third party resulting from the failure of Solectron to comply with its workmanship obligations pursuant to this Agreement, provided that Wavecom (i) gives Solectron prompt notice (in all cases within 10 days of being aware of such claim) of any such claims, (ii) renders reasonable assistance to Solectron thereon, and (iii) permits Solectron to direct the defense of the settlement of such claims.

17

9.3     Except as sections 9.4 and 9.5 provide otherwise and without limiting SOLECTRON’s obligations under section 4.3 [warranty], the aggregate liability of each Party to the other Party during any calendar year in respect of any and all claims and liabilities howsoever arising in connection with this Agreement and any of the Definitive Agreements and not specifically excluded in accordance with Section 9.5, below, shall not exceed the highest of either [...].

9.4

Nothing in this Agreement and in Definitive Agreements shall limit either Party’s liability (1) in the event of death or personal injury resulting from that Party’s negligence or (2) in respect of intentional misconduct or gross negligence or (3) under the provision of section 9.2.2 a claim by a third party that its IP rights have been infringed by one of the Parties.

9.5	Notwithstanding any other provision of this Agreement or any Definitive Agreement:
9.5.1

Neither Party shall in any event, except in the case of intentional misconduct or gross negligence or Product recall for Epidemic Failure, be liable to the other Party under this Agreement for any special, indirect, incidental or consequential damages (whether such liability is asserted on the basis of contract, tort including negligence and strict liability or otherwise), even if the Party has been warned of the possibility of such damages.

9.5.2	[...]
9.5.3

For the avoidance of doubt, any damages payable in accordance with section 9.5.2 shall be distinct and separate from any damages payable in accordance with the other provisions of this section 9 and to this end the cap in the final sentence of section 9.3 and the cap in section 9.5.2 shall be distinct and separate such each shall in no way reduce or restrict any payments to be made pursuant to the other section.

9.6	Insurance

Without prejudice to the above, each Party agree to maintain at its own cost throughout the duration of this Agreement and the Definitive Agreements and for six (6) years thereafter adequate insurance coverage on and in relation to its business and assets with reputable underwriters and insurance companies against such risk and to such extent as is usual for companies carrying on a business as carried on by the Parties. The Parties undertake to produce to each other evidence of such insurance on request. In particular but without limitation, SOLECTRON agrees to take and maintain all necessary insurance for the full replacement value thereof on the Product, Equipment/Tools and Components which belong to WAVECOM or its customers and suppliers, whilst under SOLECTRON’s custody and/or control and especially when stored, in transit or in transportation under SOLECTRON’s responsibility and that will at any point in time be physically present on its manufacturing sites and that may suffer from damages or destruction resulting from thief, fire, flood, or any other cause or Disaster. Without prejudice to the generality of the foregoing, SOLECTRON shall maintain public liability, products liability, employers liability, professional indemnity and general commercial insurance with cover of no less than the limit of its liability in the final sentence of section 9.3.

10	PAYMENT TERMS AND CREDIT LIMIT AND TAXES

10.1 Payment terms

The Parties agree to payment terms of Net [...] from the date of invoice. If WAVECOM fails to make timely payments on the terms set forth herein, except for Litigious Invoices (defined below): (a) SOLECTRON will notify WAVECOM in writing of the default and WAVECOM shall have thirty (30) days from the date of such notice to settle the amount overdue; (b) in the event the overdue amount is not settled by WAVECOM within the said thirty (30) days such amount shall bear interest

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from the due date until payment is made in full at [...] and SOLECTRON is entitled to immediately terminate this Agreement at the end of the said thirty (30) days.

An invoice is considered as litigious between the Parties (“Litigious Invoice”) when WAVECOM notifies SOLECTRON of any reasonable dispute regarding the invoice, within a reasonable delay from the receipt of such invoice.

10.2 Credit limit

SOLECTRON approves a credit limit [...] for the global provision of the Products and Services, except otherwise agreed between the Parties.

[...]

10.3 Taxes.

The fees payable under this Agreement shall not be construed to include local, state or federal sales or use taxes, any value-added taxes, customs duties or taxes or any other such taxes in any country or tax jurisdiction that are applicable to the sale of the Products and/or the Services manufactured and/or supplied by SOLECTRON to WAVECOM, or to taxes on WAVECOM Consigned Goods or Assets subject to SOLECTRON applying a Best in Class Approach to minimise such taxes on Consigned Goods or Assets, and WAVECOM shall be liable for these taxes and shall pay these taxes. If any of aforementioned taxes are imposed on SOLECTRON or its affiliates and SOLECTRON or its affiliates pay such taxes, or if SOLECTRON or its affiliates pay any such taxes imposed on WAVECOM in the ordinary course of its business under this Agreement, such taxes will be grossed up and included in the price of the Services provided to WAVECOM, and WAVECOM agrees that it shall pay such taxes in whole.If WAVECOM pays any of the aforementioned taxes on behalf of SOLECTRON or its affiliates, WAVECOM will not be able to charge back such taxes to SOLECTRON or its affiliates, unless SOLECTRON or its affiliates grossed up the price of its Services and included such taxes in the price of the Services provided. SOLECTRON will be responsible for real property taxes pertaining to SOLECTRON’s facilities, inventory taxes pertaining to SOLECTRON owned inventory and taxes on income of SOLECTRON. The Parties shall reasonably cooperate with each other in obtaining any government authorization that any Party shall seek to obtain which will minimize their respective taxes in respect of the transactions contemplated hereunder at the expense of the requesting Party. THIS CLAUSE SHALL BE CONTROLLING IN THE CASE THAT ANY OTHER PROVISION OF THIS AGREEMENT GOVERNING TAX MATTERS CONTRADICTS THIS CLAUSE.

11	INVENTORY TOLERANCE MODEL

The Parties agree that they will use the following model to manage the Component and Products that WAVECOM requests SOLECTRON to hold over-and-above the Component and Product holding assumed in SOLECTRON’s quotations.

By the end of the second week of each month, SOLECTRON will calculate and send by email to WAVECOM

[...]

[...]

[...]

[...]

[...]

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[...]

[...]

12	MISCELLANEOUS

Entire Agreement. This Agreement together with the Previous Agreements and the Amendment 5 sets forth and contains the entire understanding between the Parties in respect of the matters dealt with herein and therein and any and all previous correspondence, memoranda, minutes of meetings, offers, inquiries, agreements (including but not limited to specific non-disclosure agreements), understandings, promises, representations and other documents or oral communication exchanged between the Parties prior to the date of this Agreement shall be canceled and superseded by this Agreement unless and to the extent they are contained in the Previous Agreements and the Amendment 5 and are not in conflict with any of the provisions of this Agreement. The Parties especially hereby reject any preprinted terms on any purchase order or acknowledgment thereof of either Party.

Documents. The Parties shall take all such actions and execute all such documents that may be necessary or may otherwise be reasonably requested by the other Party to carry out the purposes of this Agreement, whether or not specifically provided for in this Agreement.

Alteration. Alterations, amendments and modifications to this Agreement and any documents referred to herein and in the Schedules shall be made in writing with the signatures of both Parties unless this Agreement expressly states otherwise. The Parties may, subject to the provisions of this section, from time to time, enter into supplemental written agreements for the purpose of adding any provisions to this Agreement or changing in any manner the rights and obligations of the Parties under this Agreement or any schedule hereto. Any such supplemental written agreement executed by the Parties shall be binding upon the Parties.

Partial Invalidity. Whenever possible, each provision of this Agreement shall be interpreted in such a way as to be effective and valid under applicable law. If a provision is prohibited by or invalid under applicable law, it shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

No waiver. No failure or delay of either Party in exercising its rights hereunder (including but not limited to the right to require performance of any provision of this Agreement) shall be deemed to be a waiver of such rights unless expressly made in writing by the Party waiving its rights.

Headings. The headings used in this Agreement are inserted for convenience only and shall not affect the interpretation of the respective provisions of this Agreement.

Notices. All notices, demands and other communications made hereunder shall be in writing and shall be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid), or by facsimile addressed to the respective Parties at the following addresses:

Notice to WAVECOM:	WAVECOM SA.
Immeuble BDSI, 3 Esplanade du Foncet 92442 Issy-les-Moulineaux Cedex France Facsimile:

Which shall be marked for the attention of Operations, Director and Legal Affairs Director

Confidential Information (indicated by [...]) has been omitted and filed separately with the Securities and Exchange Commission.	20

Notice to CONTRACTOR:	SOLECTRON CORPORATION
847 Gibralter Drive, Building 5, Milpitas, CA 95035 USA Facsimile: Attn.: Contractors Co-ordinator / Legal Dept

The Parties may change their above addresses or telefax numbers by written notice to the other Party stating the new information.

13	PUBLICITY

Neither Party shall disclose, advertise or publish the terms and conditions of this Agreement or issue any press releases or other public statements regarding the Parties’ execution of this Agreement without the prior written consent of the other Party, unless required by law .

14	ASSIGNMENT – DELEGATION

14.1 A Party shall not have the right to assign this Agreement nor any right therein without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed).

14.2 SOLECTRON shall not sub-contract or delegate or transfer any and all obligations of this Agreement without the prior written consent of WAVECOM. SOLECTRON shall be responsible and liable for all acts and omissions of all of its sub-contractors and any other third parties to whom it delegates or transfers any and all obligations of this Agreement as aforesaid as if such acts and omissions had been made by SOLECTRON itself.

15	GOVERNING LAW AND ARBITRATION

15.1 This Agreement shall be construed and enforced in accordance with the substantive laws of [...].

15.2 Any dispute or controversy arising between the Parties out of or in connection with this Agreement, whether during or after its term, shall be finally resolved by arbitration in accordance with the International Chamber of Commerce rules. The arbitration shall be held in [...]. The arbitration panel shall consist of three (3) arbitrators, one arbitrator appointed by each Party, and a third neutral arbitrator appointed by the other two arbitrators. All arbitration proceedings shall be conducted in the English language.

15.3 No person who is not a party to this Agreement shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

15.4 The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

IN WITNESS WHEREOF, SOLECTRON and WAVECOM have caused this Agreement to be executed as of the Effective Date.

Date: For and on behalf of WAVECOM By: Title: CEO Signature	Date: For and on behalf of SOLECTRON By: Title: Signature

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SCHEDULES [intentionally omitted from filing]

22